UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 9, 2017

California Resources Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36478	46-5670947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9200 Oakdale Avenue, Suite 900 Los Angeles, California	91311
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 848-4754
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On November 9, 2017, California Resources Corporation entered into its previously announced amendment to its Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and a Letter of Credit Issuer, Bank of America, N.A., as Syndication Agent, Swingline Lender and a Letter of Credit Issuer, and the Lenders named therein, dated as of September 24, 2014, (as previously amended, the “2014 First Out Credit Agreement”). California Resources Corporation previously announced the amendment on November 8, 2017 by filing a current report on Form 8-K (the “Initial Filing”) and filing a draft copy of the amendment on Exhibit 99.1 thereto.
The amendment will become effective upon the satisfaction of certain conditions, including the closing of a new term loan with minimum proceeds of at least $900 million and liquidity at closing of $500 million. The proceeds of the new term loan would be used to repay a portion of the borrowings under our 2014 First Out Credit Agreement. If the proposed amendment becomes effective, our 2014 First Out Credit Agreement would be amended to:

•
extend the maturity date until June 30, 2021, subject to a springing maturity of (i) 273 days prior to the maturity of our 2020 Notes to the extent that more than $100 million of such notes remain outstanding at such date and (ii) 273 days prior to the maturity of our 2021 Notes, to the extent that more than $100 million of such notes remain outstanding on such date;

•	reset the financial performance covenants as follows:

o	maximum leverage ratio of indebtedness under our 2014 First Out Credit Agreement to EBITDAX to be less than 1.90 to 1.00 through 2019 and less than 1.50 to 1.00 thereafter and

o	minimum interest coverage ratio to be greater than 1.20 to 1.00

•	defer quarterly payments on our 2014 Term Loan until September 30, 2019, which would be reduced to $12.5 million per quarter thereafter;

•	reduce our 2014 Revolving Credit Facility commitment to $1 billion and reduce our minimum liquidity requirement to $150 million;

•	increase the applicable margin on LIBOR-based loans to a range of 3.25% to 4.00% and on ABR-based loans to a range of 2.25% to 3.00%;

•	permit us to use 50% of the proceeds from an Elk Hills power plant monetization to prepay our 2016 Credit Agreement, Second Lien Notes and Senior Notes;

•	permit us to use the proceeds from other non-borrowing base asset sales to prepay our 2016 Credit Agreement, Second Lien Notes and Senior Notes as follows:

o	75% of such proceeds for all aggregate proceeds received up to $500 million

o	50% of such proceeds for all aggregate proceeds received between $500 million and $1 billion

o	25% of such proceeds for all aggregate proceeds received in excess of $1 billion

•	permit us to incur certain other first-lien indebtedness for deleveraging activities.
The description above is qualified in its entirety by the amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference into this Item 1.01. The amendment filed as Exhibit 10.1 to this current report on Form 8-K matches the version filed as Exhibit 99.1 in the Initial Filing, other than certain execution details such as the date and signatories.
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Statements contained in the exhibits to this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.
The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although the Company may do so from time to time as management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure including disclosure in the Investor Relations portion of the Company’s website.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Seventh Amendment to Credit Agreement Dated November 9, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Resources Corporation

/s/ Roy Pineci
Name:	Roy Pineci
Title:	Executive Vice President - Finance

DATED: November 9, 2017

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